UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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Ohio National Fund, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

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Ohio National Fund, Inc.	One Financial Way Cincinnati, Ohio 45242 Post Office Box 237 Cincinnati, Ohio 45201-0237

January     , 2016

Dear Contract Owner or Policyholder:

We are writing to notify you that a meeting of the shareholders of Ohio National Money Market Portfolio (the “Portfolio”), will be held on February 24, 2016, at One Financial Way, Montgomery, Ohio 45242, beginning at 9:00 AM Eastern Time (the “Meeting”). Although The Ohio National Life Insurance Company (“ONLI”), Ohio National Life Assurance Corporation (“ONLAC”) and National Security Life and Annuity Company (“NSLAC”), each on behalf of their separate accounts (“Separate Accounts”), hold shares of the Portfolio, as an owner of record of a variable contract or a variable life insurance policy investing in the Portfolio, you have the right to instruct ONLI, ONLAC and NSLAC as to the manner in which shares of the Portfolio attributable to your variable contract or policy should be voted.

You are being asked to provide your voting instructions to ONLI, ONLAC, and NSLAC on a proposal to liquidate the Portfolio, as described below. The enclosed proxy materials provide more information about the proposed Plan of Liquidation (as defined below), and a voting instruction is enclosed for you to submit your instructions. If we do not receive your voting instructions as the Meeting date approaches, ONLI, ONLAC, and NSLAC or our solicitation firm may contact you to obtain your voting instructions.

On November 19, 2015, the Board of Directors of the Ohio National Fund, Inc. (the “Fund”) considered and approved the liquidation and termination of the Portfolio subject to the approval by the Portfolio’s shareholders of a plan of liquidation (the “Plan of Liquidation”). If the proposed Plan of Liquidation is approved by the Portfolio’s shareholders, the Portfolio will, by the Liquidation Date (as defined below), in accordance with the Plan of Liquidation: (1) sell its portfolio securities for cash or permit them to mature and reduce any other assets to cash or cash equivalents; (2) pay any liabilities; (3) make a liquidating distribution equal to the shareholders’ interest in the remaining assets of the Portfolio without the deduction of any fees or imposition of any charges; and (4) wind up its operations and terminate its existence. If the proposed Plan of Liquidation is approved, the Portfolio is expected to be liquidated on or about February 26, 2016 (the “Liquidation Date”).

The Board of Directors approved the Plan of Liquidation upon the recommendation of Ohio National Investments, Inc. (“ONII”), the investment adviser to the Fund (the “Adviser”), and as a result of regulatory changes governing money market funds that ONII believes would make it difficult to operate the Portfolio effectively (as well as ONII’s desire to cease paying and reimbursing expenses of the Portfolio). The Adviser is currently subsidizing Portfolio, so that the Portfolio’s daily expenses do not exceed its daily revenue, and the net asset value of its shares does not decline. The result of the daily subsidization is net negative profitability for the Adviser, as the reimbursements to the Portfolio exceed the advisory fees that the Adviser receives from the Portfolio. In addition, the Portfolio has not issued distributions since December 8, 2008. The Fund’s Board of Directors considered information provided by the Adviser on the Portfolio’s new regulatory obligations, the net negative profitability of the Adviser, and the historical record of inability to make distributions. After carefully considering the merits of the proposal, the Board of Directors unanimously recommends that you vote for the liquidation of the Portfolio.

Prior to the proposed liquidation, at any time, you may transfer your contract value currently allocated to the Portfolio into other investment options available under your Variable Contract (as defined below). You may also use the enclosed Transfer Request Form to instruct ONLI, ONLAC, or NSLAC to transfer, on the liquidation date, your contract value currently allocated to the Portfolio into other investment options available under your Variable Contract. If, by the Liquidation Date, you have not transferred your interest in the Portfolio to other investment options, or have not provided transfer instructions, upon the liquidation of the Portfolio, ONLI, ONLAC, and NSLAC will transfer the liquidation proceeds applicable to your interest in the Portfolio to the subaccount that invests in shares of the Fidelity® Variable Insurance Products Fund (Service Class) – Fidelity® VIP Government Money Market Portfolio (the “Replacement Portfolio”).

Information Regarding Portfolio Transfers

We ask that you fill out the enclosed Transfer Request Form and return it to us in order that we may transfer your contract value currently invested in the Portfolio to another investment option or options under your Variable Contract. If you complete the enclosed Transfer Request Form, your contract value will be transferred on the liquidation date. You may also transfer your contract value at any time prior to the liquidation date.

The proposed liquidation and subsequent transfer to the Replacement Portfolio will not affect the value of your interest in your variable annuity contract or variable life insurance policy (“Variable Contract”). Additionally, it will not have any impact on your right to transfer contract values among and between other investment options offered under your Variable Contract. You may make one transfer of contract value out of any subaccount investment in the Portfolio free of any otherwise applicable transfer charge at any time prior to or as of the Liquidation Date without that transfer counting as one of a limited number of transfers permitted during any period of free of charge. If you do not provide transfer instructions prior to the Liquidation Date, then for ninety (90) days following the liquidation, you may make one transfer of contract value (that was moved as a result of the liquidation) out of the subaccount investing in the Replacement Portfolio free of any otherwise applicable transfer charge and without that transfer counting as one of a limited number of transfers permitted during any period free of charge. ONLI, ONLAC and NSLAC have informed the Board of Directors that the proposed liquidation, as well as contract value transfers in anticipation or subsequent to the proposed liquidation, will not create federal income tax liability for you in connection with your Variable Contract.

We look forward to receiving your voting instructions. Thank you for your attention to this matter.

Sincerely,

Christopher A. Carlson
President
Ohio National Fund, Inc.

YOUR VOTE IS IMPORTANT. PLEASE TAKE A MOMENT NOW TO PROVIDE US WITH YOUR VOTING INSTRUCTIONS. PLEASE FOLLOW THE STEPS ON THE ENCLOSED VOTING INSTRUCTION CARD TO INSTRUCT US BY SIGNING AND RETURNING THE VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. TO REQUEST MORE INFORMATION, PLEASE CALL US AT 1-800-366-6654.

Ohio National Fund, Inc.

One Financial Way

Montgomery, Ohio 45242

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held February 24, 2016

The Board of Directors of Ohio National Fund, Inc., an open-end management investment company organized as a Maryland corporation (the “Fund”), has called a special meeting of the shareholders of the Money Market Portfolio (the “Portfolio”) of the Fund, to be held at the offices of the Fund, One Financial Way, Montgomery, Ohio 45242 on February 24, 2016 at 9:00 a.m., Eastern Time, for the following purposes:

1.	To approve a Plan of Liquidation to liquidate the Portfolio and distribute the liquidation proceeds to the shareholders of the Portfolio, all as described in the attached Proxy Statement; and

2.	To transact such other business as may properly come before the Meeting and any adjournment(s) thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF BOTH PROPOSALS.

The Ohio National Life Insurance Company (“ONLI”), Ohio National Life Assurance Corporation (“ONLAC”) and National Security Life and Annuity Company (“NSLAC”), each on behalf of their separate accounts (“Separate Accounts”), are the only shareholders of the Portfolio. However, ONLI, ONLAC and NSLAC each hereby solicits and agrees to vote the shares of the Portfolio at the meeting in accordance with timely instructions received from owners of variable annuity contracts and variable life insurance policies having contract values allocated to one or more Separate Accounts invested in such shares.

Only shareholders of record at the close of business on December 11, 2015 (“Record Date”) are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. As a variable contract owner or policyholder of record at the close of business on the Record Date, you have the right to instruct ONLI, ONLAC or NSLAC as to the manner in which shares of the Portfolios attributable to your variable contract or policy should be voted. A Proxy Statement is attached to this Notice that describes the matters to be voted upon at the meeting or any adjournment(s) thereof, and a Voting Instruction Card(s) is enclosed for you to provide your voting instructions to ONLI, ONLAC or NSLAC.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on February 24, 2016. A copy of the Notice of Special Meeting of Shareholders, the Proxy Statement and Voting Instruction Card are available at www.proxyvote.com.

By Order of the Board of Directors

Christopher A. Carlson, President

YOUR VOTE IS IMPORTANT

To assure your representation at the meeting, please complete, date and sign the enclosed voting instruction card and return it promptly in the accompanying envelope. You may also vote either by telephone or via the Internet by following the instructions on the enclosed voting instruction card. Whether or not you plan to attend the Meeting in person, please vote your shares; if you attend the meeting, you may revoke your voting instructions and vote your shares in person. For more information or assistance with voting, please call 1-800-366-6654.

Ohio National Fund, Inc.

One Financial Way

Montgomery, Ohio 45242

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS

To Be Held February 24, 2016

This Proxy Statement is being furnished on behalf of the Board of Directors (the “Board” or the “Directors”) of Ohio National Fund, Inc. (the “Fund”) for use at the Special Meeting of Shareholders to be held at the Fund’s offices, One Financial Way, Montgomery, Ohio 45242 on February 24, 2016 at 9:00 a.m., Eastern Time, and at any and all adjournments thereof (the “Meeting”). The Fund is soliciting proxies on behalf of the Money Market Portfolio of the Fund (the “Portfolio”). The approximate mailing date of this Proxy Statement and the Voting Instruction Card is                     , 2016.

The Board called the Meeting for the following purposes:

Proposal	Description of the Proposal
Proposal 1.	To approve a Plan of Liquidation to liquidate the Portfolio and distribute the liquidation proceeds to the shareholders of the Portfolio; and
Proposal 2.	To transact such other business as may properly come before the Meeting and any adjournment(s) thereof.

With respect to both Proposals, all of the shareholders of the Portfolio will vote together as a single class.

The Portfolio issues and sells its shares to separate accounts (“Separate Accounts”) of The Ohio National Life Insurance Company (“ONLI”), Ohio National Life Assurance Corporation (“ONLAC”) (together with ONLI called “Ohio National Life”) and National Security Life and Annuity Company (“National Security” or “NSLAC”). The proposed liquidation would result in the liquidation of the Portfolio and the proceeds of the liquidation being distributed to the Separate Accounts of Ohio National Life and National Security. Proceeds distributed to the Separate Accounts will be reinvested by Ohio National Life and National Security in other investment options available under the variable annuity contracts or variable life insurance policies (collectively, “Variable Contracts”) pursuant to transfer instructions timely received from variable annuity contract owners or variable life insurance policyholders (collectively, “Contract Owners”) or, for Contract Owners who do not provide timely transfer instructions, in the Fidelity® Variable Insurance Products Fund (Service Class) – Fidelity® VIP Government Money Market Portfolio (the “Replacement Portfolio”).

The Board has concluded that the Proposals are in the best interest of the owners of the variable annuity contracts and variable life insurance policies invested in the Portfolio and unanimously recommends that you instruct Ohio National Life and National Security to vote “FOR” each proposal.

Copies of the Fund’s most recent annual and semiannual reports, including financial statements and schedules, are available at no charge by sending a written request to Ohio National Fund, Inc., One Financial Way, Montgomery, Ohio 45242, by visiting https://www.ohionational.com/portal/site/client/Ohio_National_Fund/ or by calling 1-800-366-6654.

GENERAL VOTING INFORMATION

All the shares of the Portfolio are owned by Ohio National Life and National Security, on behalf of their Separate Accounts. Each Separate Account is a segregated asset account established by ONLI, ONLAC, and NSLAC and is registered with the Securities and Exchange Commission (“SEC”) under the 1940 Act as a unit investment trust. Premiums paid by Contract Owners may be allocated to one or more of the subaccounts of each Separate Account that invests in shares of the Portfolio. Each subaccount invests in shares corresponding to a Portfolio of the Fund.

This Proxy Statement is being furnished to the owners of the Variable Contracts on behalf of the Board in connection with the solicitation by ONLI, ONLAC, and NSLAC of voting instructions from Contract Owners indirectly invested in the Portfolio in connection with a Special Meeting of Shareholders to be held on February 24, 2016. The Board has called the Meeting to consider the Proposals indicated on the cover page of the Proxy Statement. ONLI, ONLAC, and NSLAC will vote the Portfolio shares in accordance with the instructions timely received from persons entitled to give voting instructions under Variable Contracts funded through the Separate Accounts. Contract Owners have the right to instruct ONLI, ONLAC, and NSLAC as to the shares (and fractional interests) that, when added together, have an aggregate value on the Record Date equal to the contract value on the Record Date under that Contract Owner’s Variable Contract allocated to the subaccount of each Separate Account holding the interests of the Portfolio. All properly executed Voting Instruction Cards received by ONLI, ONLAC and NSLAC by the close of business on February 23, 2016 will be counted for purposes of voting at the Meeting.

ONLI, ONLAC and NSLAC will vote shares attributable to Variable Contracts as to which no voting instructions are received in proportion (for, against or abstain) to those interests for which instructions are timely received. If a Voting Instruction Card is received that does not specify a choice, ONLI, ONLAC and NSLAC will consider its timely receipt as an instruction to vote in favor of the Proposal to which it relates. As a result of this voting process, a relatively small number of Contract Owners can determine the outcome of the votes.

In certain circumstances, ONLI, ONLAC and NSLAC have the right to disregard voting instructions from certain Contract Owners, although ONLI, ONLAC and NSLAC do not believe that these circumstances exist with respect to the matters currently before shareholders. Contract Owners may revoke voting instructions given to ONLI, ONLAC and NSLAC at any time prior to the Meeting by notifying the Portfolio in writing at: Ohio National Fund, Inc., Attn: Secretary, One Financial Way, Montgomery, Ohio 45242.

Solicitation of Voting Instructions

Voting instructions are being solicited by mail. In addition to the solicitation of voting instructions by mail, officers and employees of ONLI or its affiliates may solicit voting instructions in person, by telephone, and electronically, including through the internet. All expenses incurred in connection with the preparation of this Proxy Statement and the solicitation of instructions will be paid by ONLI.

Contract Owners should provide voting instructions by completing the enclosed Voting Instruction Card(s) and mailing it in the postage paid envelope to the address shown on the Voting Instruction Card(s).

Shareholder Information

The Board has fixed December 11, 2015 as the Record Date for the determination of shareholders entitled to notice of and to vote at the Meeting. ONLI, ONLAC and NSLAC on behalf of its Separate Accounts, One Financial Way, PO Box 237 Cincinnati, OH 45242, own all of the outstanding shares. Set forth below, as of the Record Date, are the number of shares outstanding, the market value of such shares, (equal to the number of eligible votes to be cast at the Meeting with respect to the Portfolio), and the percentage of the Portfolio owned by each ONLI, ONLAC and NSLAC account, and in the aggregate.

As of the Record Date, officers and directors of the Fund together beneficially owned (i.e., as Contract Owners) less than 1% of the Portfolio’s shares. The Portfolio’s total shares outstanding were 22,753,655.994 and the net asset value per share was $10.00.

Name and Address of Beneficial Owner of the Portfolio	Total Shares Held	Market Value of Shares	Percentage of Outstanding Shares of the Portfolio
Ohio National Variable Account A*	18,975,133.537	$189,751,335.37	83.39%
Ohio National Variable Account B*	76,485.575	$764,855.75	0.34%
Ohio National Variable Account C*	2,580,157.683	$25,801,576.83	11.34%
Ohio National Variable Account D*	223,381.407	$2,233,814.07	0.98%
Ohio National Variable Account R*	674,305.700	$6,743,057.00	2.96%
National Security Variable Account L†	0.000	$0	0.00%
National Security Variable Account N†	224,192.092	$2,241.920.92	0.99%

Total	22,753,655.994	$227,536,559.94	100%

*	Address: One Financial Way, Montgomery, Ohio 45242
†	Address: 810 Seventh Avenue, New York, NY 10019

Quorum

A quorum for a Portfolio must be present for the transaction of business at the Meeting for that Portfolio. A quorum shall be present if at least one half of the outstanding shareholders are present either in person or by proxy. Because ONLI, ONLAC and NSLAC, through the Separate Accounts, are the holders of record of all of the outstanding shares, the Portfolio expects all shares to be present at the Meeting.

Adjournments

If either (i) a quorum is not present at a Meeting or (ii) a quorum is present but sufficient votes in favor of approving a Proposal are not received, then the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of at least a majority of the shares of the Portfolio represented, in person or by proxy, at the Meeting to be adjourned. The proxies will vote those proxies that they are required to vote for the Proposal in favor of such an adjournment and will vote those proxies required to be voted against the Proposal against such an adjournment.

Vote Required

The approval of Proposal 1 for the Portfolio requires the affirmative vote of a majority of all the votes entitled to be cast by shareholders of that Portfolio. As noted above, ONLI, ONLAC and NSLAC, on behalf Separate Accounts are the only shareholders of record of the Portfolio. Abstentions and broker non-votes (proxies from brokers or nominees indicating that they have not received instructions from the beneficial owners on an item for which the broker or nominee does not have discretionary power) are counted toward a quorum but do not represent votes cast for a Proposal or any other issue. Thus, abstentions and broker non-votes will not be considered by ONLI, ONLAC and NSLAC when they determine how to vote their interests.

The appointed proxies will vote in their discretion on any other business that may properly come before the Meeting or any adjournments or postponements thereof. Additional matters would only include matters that were not anticipated as of the date of this Proxy Statement.

THE PROPOSAL

Summary

The Board has approved a plan of liquidation for the Portfolio (the “Plan”), pursuant to which the Portfolio would be liquidated and the liquidation proceeds of the Portfolio would be distributed to the appropriate Separate Accounts. The Plan is attached to this Proxy Statement as Appendix A. The discussion of the Plan of Liquidation in this Proxy Statement is a brief summary of the principal terms of the Plan of Liquidation. For a more complete understanding of the Plan of Liquidation, please read Appendix A.

The proposed liquidation, if consummated, would result in: (1) the liabilities (if any) of the Portfolio being paid by the Portfolio, (2) the assets of the Portfolio being sold for cash or permitted to mature, and (3) the reduction of any other assets to cash or cash equivalents, followed by (4) the distribution of the liquidation proceeds to the Separate Accounts in proportion to their ownership in the Portfolio. After the distribution of the liquidation proceeds, the Fund would terminate the Portfolio’s existence.

As to each proposed liquidation, ONLI, ONLAC and NSLAC intend to arrange for the transfer (as described below) of liquidation proceeds distributed to their Separate Accounts from subaccounts invested in the Portfolio to subaccounts investing in other investment options available under the Variable Contracts issued through that Separate Account. Consequently, if Contract Owners vote to approve the proposed liquidation, the Portfolio will be liquidated and ONLI, ONLAC and NSLAC will reinvest the liquidation proceeds applicable to each Contract Owner’s interest in that Portfolio either by purchasing shares of another investment option available under the owner’s Variable Contract according to transfer instructions timely provided by the Contract Owner or, if no instructions are timely provided, by purchasing shares of the Fidelity® Variable Insurance Products Fund (Service Class) – Fidelity® VIP Government Money Market Portfolio. A copy of the summary prospectus of the Fidelity® VIP Government Money Market Portfolio (Service Class) is included in the envelope with this Proxy Statement.

Approval of the Plan is being sought for the Portfolio from all Contract Owners with contract values allocated to the Portfolio. However, if the Plan is not approved, the Fund may propose one or more adjournments of the Meeting to permit further solicitation of proxies. If the Meeting is not adjourned, or if the Plan is not approved at a reconvened meeting that is not also adjourned, then the Portfolio will not liquidate. If the Portfolio does not liquidate, ONLI, ONLAC, and NSLAC will not receive or reinvest any cash proceeds from the Portfolio, and the Board will consider what other action, if any, may be appropriate with respect to the Portfolio.

Reasons for the Proposed Liquidation

The Board of Directors of the Fund unanimously approved the Plan of Liquidation at its meeting on November 19, 2015, after considering a number of factors, including the recommendation of the Adviser. The Adviser explained that the SEC’s amendments to the money market fund regulations, when fully effective, would make it difficult to operate the Portfolio. Unless the Portfolio were to be converted to a government money market fund, the Portfolio would have to institute a “floating” net asset value based on market values and build systems to allow for “fees and gates” that might impose fees on redemption or permit temporary suspensions of redemptions, both of which the Adviser viewed as being problematic for Contract Owners. Even if the Fund were to convert to a government money market fund, the Adviser pointed to additional regulatory requirements that would be burdensome and require additional resources, as well as possible difficulties in competing for a limited pool of allowable securities for the Portfolio. The Adviser also pointed out that the Adviser is currently subsidizing the Portfolio, so that the Portfolio’s daily expenses do not exceed its daily revenue, and the net asset value of its shares does not decline. The result of the daily subsidization is net negative profitability for the Adviser, as the reimbursements to the Portfolio exceed the advisory fees that the Adviser receives from the Portfolio. The Adviser noted that the new regulations would increase the costs to the Adviser of managing the Portfolio, and thus increase the amount of subsidization. Finally, the Adviser emphasized that the Portfolio has not issued distributions since December 8, 2008. For all of these reasons, the Adviser recommended that the Fund exit the money market business by liquidating the existing Portfolio, while ONLI, ONLAC and NSLAC introduce an external money market fund on the day of the liquidation to meet their product needs for a money market option. The external money market fund would become the default liquidation alternative, such that unless a Contract Owner designates another fund in the complex upon the liquidation of the Portfolio, the balance applied to the Portfolio would be transferred to the new external money market fund.

The Board of Directors considered the information by the Adviser on the Portfolio’s new regulatory obligations, net negative profitability to the Adviser and the Portfolio’s historical record of inability to make distributions, as well as the proposed use of the external money market fund, in determining to approve the Plan of Liquidation.

Although approval from Contract Owners is not necessary to liquidate the Portfolio under the Portfolio’s organizational documents, ONLI, ONLAC and NSLAC requested that the Board solicit shareholder approval of the Plan of Liquidation in order to meet regulatory requirements applicable to the transfer of the interest of the Portfolio to the Replacement Portfolio.

Accordingly, after consideration of the above recommendations and such other factors and information it considered relevant, the Board unanimously approved the Plan of Liquidation, subject to the approval by the Contract Owners, and determined to recommend that the Contract Owners vote in favor of approval.

The Adviser’s Rationale for Recommending the Replacement Portfolio

The information in this section has been provided by the Adviser.

While the Adviser considered other funds as substitutes for the Portfolio, it determined that the Fidelity® Variable Insurance Products Fund (Service Class) – Fidelity® VIP Government Money Market Portfolio would be an appropriate vehicle into which to transfer the contract value of Contract Owners who do not exercise their transfer rights prior to the liquidation. The Replacement Portfolio’s investment objective is substantially identical to the investment objective of the Portfolio. Additional factors considered by the Adviser include:

1. The strong alignment between the Portfolio and the Replacement Portfolio;

2. The consistency in the total annual fund operating expenses between the Portfolio and the Replacement Portfolio; and

3. The record of distributions to shareholders, and positive returns for each of the years in the Replacement Portfolio’s 5-year history.

The following chart compares the annual fund operating expenses of the Portfolio and the Replacement Portfolio for the one-year period ended in December 31, 2014.

Portfolio	Management Fee	Distribution and/or Service (12b-1) fees	Other Expenses	Acquired Fund Fees and Expenses	Total Annual Operating Expenses
Ohio National Money Market Portfolio	0.27%	0.00%	0.06%	0.02%	0.35%
Fidelity® VIP Government Money Market Portfolio – Service Class	0.17%	0.10%	0.08%	N/A	0.35%

The following chart compares the returns of the Portfolio and the Replacement Portfolio for the last five (5) calendar years.

Portfolio	2014	2013	2012	2011	2010
Ohio National Money Market Portfolio	0.00%	0.00%	0.00%	0.00%	0.00%
Fidelity® VIP Government Money Market Portfolio – Service Class	0.01%	0.01%	0.04%	0.03%	0.14%

As the Replacement Portfolio will be run as a government money market fund, using the Replacement Portfolio instead of the Portfolio as an investment option for Contract Owners desiring a money market fund will avoid the need for the Fund, the Adviser, and ONLI, ONLIC, and NSLAC to implement a resource-intensive “fees and gates” system and the need for a floating rate net asset value. The Replacement Portfolio will also alleviate the need for website delivery of information, additional filings and reports, and other obligations associated with current and future compliance requirements. Such functions would only be required of the Replacement Portfolio and its adviser. Also, it is expected that, even in the current interest rate-depressed market, the Replacement Portfolio will provide positive distributions to the Contract Owners. It should also be noted that in addition to relieving the Adviser from the need to subsidize the Portfolio, ONLI, ONLIC and NSLAC will receive positive revenue sharing as a result of investment by the Separate Accounts in the Replacement Portfolio.

Plan of Liquidation

If the Plan of Liquidation is approved by the Contract Owners for whose benefit the requisite percentage of shares of the Portfolio is held, the Portfolio will, by the Liquidation Date, in accordance with the Plan of Liquidation: (1) sell its portfolio securities for cash or permit them to mature and reduce any other assets to cash or cash equivalents; (2) pay any liabilities; (3) make a liquidating distribution equal to the shareholders’ interest in the remaining assets of the Portfolio without the deduction of any fees or imposition of any charges; and (4) wind up its operations and terminate its existence. Additionally, if the proposed Plan of Liquidation is approved by the Contract Owners for whose benefit the requisite percentage of shares of the Portfolio is held, following the approval and during the period prior to the Liquidation Date, the Portfolio may not operate in accordance with its stated investment objective, policies, restrictions and strategies. If the Plan of Liquidation is not approved by the shareholders of the Portfolio, the Board will consider what other action should be taken with respect to the Portfolio, including continuing the normal operations of the Portfolio.

The Board unanimously recommends that the shareholders of the Fund vote “FOR” the approval of the Plan of Liquidation, and based on that recommendation, Ohio National Life and National Security are encouraging Contract Owners to provide them with voting instructions to vote “FOR” the approval of the Plan of Liquidation.

ADDITIONAL INFORMATION RELATING TO THE PROPOSAL

Transfer Rights

ONLI, ONLAC and NSLAC have informed the Fund that Contract Owners will have the opportunity to submit transfer instructions in order to transfer their contract values currently allocated to the Portfolio to other allocation options available under their Variable Contracts prior to the Liquidation Date. For

Contract Owners who have provided transfer instructions prior to the Liquidation Date, ONLI, ONLAC and NSLAC will transfer contract value from the Portfolio to the allocation option (s) selected by the Contract Owners in accordance with the transfer instructions. On the Liquidation Date and on behalf of Contract Owners who have not exercised their transfer rights prior to the Liquidation Date, ONLI, ONLAC and NSLAC will transfer contract value representing liquidation proceeds from the Portfolio to the subaccount investing in shares of the Replacement Fund. Contract Owners will receive notice of the proposed liquidation and their transfer rights in the form of a supplement to the current prospectus for the Variable Contract.

The proposed liquidation of the Portfolio will not in any way affect the rights of Contract Owners or the obligations of ONLI, ONLAC and NSLAC under the existing Variable Contracts. As of the date of this Proxy Statement, Contract Owners may at any time transfer contract value out of the subaccount investing in the Portfolio free of any otherwise applicable transfer charge and without that transfer counting as one of a limited number of transfers permitted during any period or a limited number of transfers permitted during any period free of charge. Likewise, for ninety (90) days following the liquidation of the Portfolio, Contract Owners who had contract value transferred to the subaccount investing in the Replacement Portfolio may transfer contract value out of the subaccount investing in the Replacement Portfolio free of any otherwise applicable transfer charge and without that transfer counting as one of a limited number of transfers permitted during any period or a limited number of transfers permitted during any period free of charge.

Shortly after the proposed liquidation, ONLI, ONLAC and NSLAC will send to each Contract Owner whose contract value was transferred to the subaccount investing in the Replacement Portfolio a notice (accompanied by a transfer request form and a postage pre-paid return envelope) explaining that their contract values have been transferred and requesting that they submit a transfer request in the event that they do not want to remain invested in the Replacement Portfolio.

Contract Owners will not incur any transfer fees or other charges under the Plan of Liquidation. ONLI will pay the expenses of carrying out the Liquidation, including, without limitation, (1) expenses associated with the preparation and filing of a proxy statement relating to the Liquidation, (2) fees and disbursements of legal counsel and other professionals, (3) brokerage commissions and other direct expenses of liquidating portfolio investments, and (4) postage, printing and proxy solicitation costs.

For a description of other allocation options available under a particular Variable Contract prior to and after the Liquidation Date, please refer to such variable annuity contract or variable life insurance policy and/or related prospectus. Contract Owners may obtain a copy of the product prospectus and applicable allocation options free of charge by contacting ONLI, ONLAC or NSLAC.

Federal Income Tax Consequences

The liquidation and subsequent transfer of contract value currently allocated to the Portfolio to the subaccount that invests in Fidelity® Variable Insurance Products Fund (Service Class) – Fidelity® VIP Government Money Market Portfolio will not create any tax liability for Contract Owners, and Contract Owners will not incur any tax liability upon exercising their transfer rights to transfer the value of their interest in the Portfolio to another funding vehicle. Contract Owners whose interests are transferred from the Portfolio to the Replacement Portfolio on the Liquidation Date will not incur any tax liability in connection with such transfers.

The foregoing is only a summary of the principal U.S. federal income tax consequences of the liquidation of the Portfolio and should not be considered tax advice. There can be no assurance that the Internal Revenue Service will concur with all or any of the issues discussed above. You may wish to consult with your own tax advisers regarding the federal, state, and local tax consequences with respect to the foregoing matters and any other consideration that may apply in your particular circumstances.

PORTFOLIO INFORMATION

Information about the funds available as investment options under the Variable Contracts is included in their current prospectuses, which have been sent to Contract Owners earlier this year, and statements of additional information. Copies of these materials are available, without charge, upon request. Copies of the annual reports and the semiannual reports for the Fund and the other funds available as investment options under the Variable Contracts are also available upon request. To request a copy of a prospectus, statement of additional information, semiannual report, or annual report, please call Customer Service at 1-800-366-6654 or write to Ohio National Fund, Inc., Attn: Secretary, One Financial Way, Montgomery, Ohio 45242. Copies of these documents may also be found at https://www.ohionational.com/portal/site/client/fundinfo/.

Service Providers

Ohio National Investments Inc., One Financial Way, Montgomery, Ohio 45242, serves as the investment adviser to the Portfolio and is responsible for the day-to-day investment management of the Portfolio. Ohio National Investments Inc. is a wholly owned subsidiary of The Ohio National Life Insurance Company.

U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin is the accounting agent for the Portfolio. The Portfolio’s custodian is U.S. Bank, N.A., 425 Walnut Street, Cincinnati, Ohio.

Shareholder Proposals

The Fund does not hold annual shareholder meetings. Any shareholder proposal that properly may be included in proxy solicitation materials for a shareholder meeting must be received by the Fund a reasonable time prior to the date voting instructions or proxy materials are mailed to shareholders or Contract Owners. The timely submission of a proposal does not, however, guarantee its inclusion.

Other Business

Ohio National Life, National Security, and the Fund know of no other matters to be brought before the Meeting, but should any other matter requiring the vote of shareholders arise, Ohio National Life and National Security will vote in accordance with their best judgment in the interest of the Fund and the Portfolio.

Inquiries

Contract Owners may make inquiries by contacting their registered sales representative or by calling Customer Service at 1-800-366-6654, or by writing to One Financial Way, Montgomery, Ohio 45242.

Appendix A

PLAN OF LIQUIDATION

Ohio National Fund, Inc.

Money Market Portfolio

This Plan of Liquidation (this “Plan”) is dated and is effective as of February 26, 2016 (the “Effective Date”), by Ohio National Fund, Inc. (the “Fund”) on behalf of its separately designated series, Money Market Portfolio (the “Portfolio”). This Plan is intended to accomplish the complete liquidation and termination of the Portfolio in conformity with the provisions of the Fund’s Charter (the “Charter”), and applicable law.

WHEREAS, pursuant to Article Fourth, Section (2)(e) of the Charter, any series of the Fund may be liquidated at any time by the affirmative vote of a majority of the Board of Directors then in office, subject to the approval of a majority of the outstanding securities of that class, as defined in the Investment Company Act of 1940, as amended;

WHEREAS, at its meeting on November 19, 2015, the Board of Directors of the Fund (the “Board”), considered and adopted this Plan as the method of liquidating and terminating the Portfolio (the “Liquidation”) subject to the approval of this Plan by the Portfolio’s shareholders (the “Shareholders”);

NOW, THEREFORE, the Liquidation shall be carried out in the manner hereinafter set forth:

1.	Liquidation Date. The Liquidation shall occur within 24 months of the Effective Date, expected to be on or about February 26, 2016 (the “Liquidation Date”).

2.	Shareholder Meeting. The Board will call a Shareholder meeting to be held prior to the Liquidation Date in order to submit to the Shareholders this Plan for its approval or disapproval.

3.	Liquidation of Assets. Prior to the Liquidation Date, the Portfolio shall have caused its portfolio securities and other assets to be sold or otherwise converted to cash or cash equivalents, to the extent practicable and consistent with the terms of this Plan.

4.	Payment of Liabilities and Distribution. Prior to the Liquidation Date, the officers of the Fund shall make necessary inquiries to determine the claims and obligations of the Portfolio, including contingent, conditional or unmatured claims and obligations. Such steps may include obtaining from certain service providers representations and certifications regarding, to the best of their knowledge, present and potential obligations. The officers shall specifically determine whether a reserve may be needed to pay the claims and obligations of the Portfolio. Such officers shall pay (or make reasonable provision to pay) from the Portfolio’s assets the amount of all claims from creditors. The assets of the Portfolio remaining after payment of (or making reasonable provision to pay) its liabilities (“Net Assets”) shall be distributed ratably among its shareholders of record on the Liquidation Date. The distribution will be made on or as soon as practicable after the Liquidation Date and is expected to consist of cash representing all of the Net Assets of the Portfolio. The officers will report to the Board the steps they took to ensure proper payment of claims and obligations.

5.	Dividends. As part of this Plan, with the intention to eliminate all liability of the Portfolio for corporate-level U.S. federal income and excise tax imposed pursuant to the Code, the Portfolio shall declare one or more dividends to the Shareholders on such one or more dates to be determined by the Treasurer of the Fund, to be paid on or before the date of the Liquidating Distribution (defined below) as the Treasurer of the Fund may deem necessary or appropriate, to distribute (a) all of the Portfolio’s investment company taxable income (computed without regard to the deduction for dividends paid) and net capital gain, in each case (i) earned or accrued in the current taxable year of the Portfolio through and including the date of the Liquidating Distribution, and (ii) earned or accrued in any prior taxable year in respect of which, at the time of declaration and payment, the Portfolio is eligible to declare and pay a “spillback” dividend under section 855(a) of the Code, and in each case to the extent not otherwise distributed during or with respect to such taxable year in distributions that qualify for the dividends paid deduction; and (b) such additional amount, if any, as is required to avoid the imposition of the excise tax described in Section 4982 of the Code. For purposes of the foregoing, the total per share amounts of such one or more dividends shall be determined by the Treasurer of the Fund and such determination shall be binding and conclusive for all purposes. Information concerning the sources of any dividend payment pursuant to this Section 5 will be provided to the Shareholders.

6.	Additional Assets. Should any assets of the Portfolio not be distributed on the Liquidation Date or should additional assets come into the possession of the Portfolio in the future, the Portfolio’s investment adviser shall, to the extent reasonably practicable, take steps to distribute such assets to shareholders of record as of the Liquidation Date.

7.	Liquidating Distribution. On the Liquidation Date, the Portfolio shall distribute a liquidating distribution (a “Liquidating Distribution”) consisting of cash to the Shareholders equal to each Shareholder’s interest in the remaining assets of the Portfolio as of the Liquidation Date (after the payments and creation of the reserves contemplated by Section 4 above, and after giving effect to any dividends declared pursuant to Section 5 above).

8.	Termination of Portfolio. Upon completion of the Liquidating Distribution, the Portfolio shall engage in no other business except to wind up its operations and completely terminate.

9.	Expenses of the Liquidation. The Ohio National Life Insurance Company will pay the expenses of carrying out the Liquidation, including, without limitation, (1) expenses associated with the preparation and filing of a proxy statement relating to the Liquidation, (2) fees and disbursements of legal counsel and other professionals, (3) brokerage commissions and other direct expenses of liquidating portfolio investments, and (4) postage, printing and proxy solicitation costs.

10.

Amendment of this Plan; Powers of the Board. The Board shall have the authority to authorize such variations from or amendments of the provisions of this Plan as may be necessary or appropriate to effect the dissolution, complete liquidation and termination of the existence of the Portfolio and the distribution of the liquidation proceeds to the Shareholders in accordance with the purposes to be accomplished by this Plan. The Board and, subject to the discretion of the Board, the officers of the Fund, shall have the authority to do or authorize any or all acts and things as they may consider necessary or desirable to effect the liquidation and termination of the Portfolio, and the distribution of its net assets to shareholders in accordance with the purposes to be accomplished by the Plan, including, without limitation: (i) the execution and filing of all certificates, documents, information returns, tax returns, forms and other papers which may be necessary or appropriate to implement the Plan, (ii) acting on behalf of the shareholders, the establishment of a liquidating trust for the benefit of the shareholders, the appointment of a trustee of such liquidating trust to act on behalf of the shareholders to dispose of trust assets and distribute proceeds to the shareholders, and the transfer of Portfolio assets to such liquidating trust as a Liquidating Distribution, and (iii) such other actions as they deem appropriate, in each case without further shareholder action.

11.	Governing Law. This Plan and all amendments hereto shall be governed by and construed in accordance with the laws of Maryland.

OHIO NATIONAL FUND ON BEHALF OF MONEY MARKET PORTFOLIO

BY:
Christopher A. Carlson
President